UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.         )

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☒	Definitive Additional Materials
☐	Soliciting material Pursuant to Rule 14a-12

CLEVELAND-CLIFFS INC

(Name of Registrant as Specified in its Charter)

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 08, 2008, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. issued a press release in connection with the special meeting of shareholders of Cleveland-Cliffs Inc, which is scheduled to be held on Friday, October 3, 2008, at 10:00 a.m. A copy of the September 08, 2008 press release is attached hereto as Exhibit I.

Exhibit I

September 08, 2008 06:54 AM Eastern Daylight Time

Cleveland-Cliffs Shareholders Asked to Permit Harbinger Capital Partners Funds to Boost Stake

NEW YORK--(BUSINESS WIRE)--Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together “Harbinger”) today announced that they have filed a definitive proxy statement regarding the special meeting of Cleveland-Cliffs Inc shareholders, currently scheduled for October 3, 2008.

Harbinger is soliciting shareholders’ proxies to authorize, in accordance with Ohio law, the acquisition by Harbinger of additional shares of common stock that would increase its stake to between one-fifth and one-third of Cleveland-Cliffs. Harbinger believes it is the largest shareholder in Cleveland-Cliffs, with 16,616,472 common shares, or approximately 15.57% of the issued and outstanding stock, based on figures released by Cleveland-Cliffs.

Harbinger believes that Cleveland-Cliffs is a terrifically well-positioned company, but the recently announced transaction with Alpha Natural Resources, Inc. has convinced Harbinger that the company needs a strong, independent voice advocating the cause of maximizing shareholder value.

Harbinger is not seeking to control Cleveland-Cliffs. Rather, Harbinger intends to be an advocate for the interests of shareholders, working with management, the board of directors, shareholders and all other interested parties to ensure that the Company explores all available alternatives for enhancing the value of its equity.

The special meeting is scheduled for Friday, October 3, 2008, at 10:00 a.m. Ohio time, at The Mayfield Sand Ridge Club, 1545 Sheridan Road, South Euclid, Ohio 44121.

The Company has adopted extraordinary procedures at the special meeting which require shareholders to complete a form of certification included with their proxy card — in addition to the proxy card itself—in order for their votes to be counted fully in connection with the Harbinger share acquisition proposal. Harbinger encourages all shareholders to read Harbinger’s proxy statement carefully and then vote their shares by using the GREEN proxy card and accompanying certification of eligibility, or provide proper voting instructions with respect to their shares to their broker or other nominee, as soon as possible so that their shares will be represented at the special meeting.

About Harbinger

The Harbinger Capital Partners® Funds investment team located in New York City manages in excess of $21 billion as of August 1, 2008. Our objective is to achieve superior absolute returns primarily through investments in distressed/high yield debt securities, special situation equities and private loans and notes. Harbinger Capital Partners Master Fund I, Ltd. focuses on event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on medium to long term, control-oriented and frequently less liquid distressed investments, with flexibility to use other investment strategies and types of securities when attractive opportunities arise.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,” “anticipates” and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of Cleveland-Cliffs Inc (the “Company”). These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including the risk that Harbinger may not be able to complete the purchases of shares contemplated by the Harbinger share acquisition proposal, that market conditions, market prices, developments with the Company or changes in the Company’s prospects may render such purchases financially undesirable to Harbinger or that Harbinger may not be able to acquire shares prior to any record date set for any special meeting called in connection with the Alpha Natural Resources, Inc. transaction or otherwise be able to obtain the ability to vote such shares at any such meeting. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results.

Contacts

Investors: Okapi Partners LLC

Bruce H. Goldfarb, 212-297-0722

bhgoldfarb@okapipartners.com

or

Patrick McHugh, 212-297-0721

pmchugh@okapipartners.com

or

Media: Rubenstein Associates, Inc.

Charles V. Zehren, 212-843-8590

czehren@Rubenstein.com

or

Josh Hamilton, 212-843-8304

jhamilton@Rubenstein.com

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